Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                                     QUARTER ENDED
                                          July 26, 1996   July 28, 1995
Shares issued at beginning
  of period                                   8,652,955       8,475,725

Shares outstanding at
  beginning of period                         8,652,955       8,475,725

Net issuance of shares
  under employee stock plans,
  weighted average                               13,549          44,582

Weighted average common
  shares outstanding                          8,666,504       8,520,307

Assumed exercise of stock
  options, weighted average
  of incremental shares                         277,078         341,802

Average shares and
  share equivalents
  outstanding                                 8,943,582       8,862,109

Earnings per share                           $     0.62      $     0.50

Net Income                                   $5,559,000      $4,456,000